UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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the Securities Exchange Act of 1934 (Amendment No.           )

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KEMET CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2019 (November 11, 2019)

KEMET Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-15491	57-0923789
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

KEMET Tower, One East Broward Blvd., Fort Lauderdale, Florida	33301
(Address of principal executive offices)	(Zip Code)

(954) 766-2800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock, par value $0.01	KEM	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.

Merger Agreement

On November 11, 2019, KEMET Corporation (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Yageo Corporation, a corporation organized under the Laws of the Republic of China (“Parent”), and Sky Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”). The Merger Agreement provides for, subject to the satisfaction or waiver of specified conditions, the merger of Acquisition Sub with and into the Company, with the Company surviving such merger as a wholly owned subsidiary of Parent.

Upon consummation of the transactions contemplated by the Merger Agreement (the “Effective Time”), each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time will be canceled and (other than shares held by the Company or held, directly or indirectly, by Parent or Acquisition Sub and dissenting shares) automatically converted into the right to receive $27.20 in cash, without interest and subject to any applicable withholding taxes (the “Per-Share Amount”).

The Merger Agreement generally provides that, at the Effective Time, (a) each then-outstanding option to purchase shares of Company Common Stock (a “Company Option”), whether vested or unvested, will be canceled in exchange for the right to receive an amount in cash equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Option and (y) the excess of the Per-Share Amount over the applicable per share exercise price, subject to any applicable withholding or other taxes or other amounts required by applicable law to be withheld; provided, that if the per share exercise price of Company Common Stock underlying a Company Option is equal to or greater than the Per-Share Amount, such Company Option shall be canceled without any cash payment or other consideration being made in respect thereof, (b) each then-outstanding restricted stock unit (a “Company RSU”), whether vested or unvested, will be canceled in exchange for the right to receive an amount in cash equal to the product of (x) the total number of shares of Company Common Stock subject to such Company RSU and (y) the Per-Share Amount, subject to any applicable withholding or other taxes or other amounts required by applicable law to be withheld, and (c) each then-outstanding long-term incentive plan award (a “Company LTIP Award”), whether vested or unvested, will be canceled in exchange for the right to receive an amount in cash equal to: (i) with respect to the time-based vesting portion of such Company LTIP Award, the product of (x) the total number of shares of Company Common Stock subject thereto and (y) the Per-Share Amount and (ii) with respect to the performance-based vesting portion of such Company LTIP Award, the total value of the payout that would have been earned assuming (x) the maximum level of performance for each Company LTIP Award relating to the two year performance period ending on March 31, 2020 and (y) the greater of target and actual level of performance for each Company LTIP Award relating to the two year performance period ending on March 31, 2021, subject, in each case, to any applicable withholding or other taxes or other amounts required by applicable law to be withheld.

Notwithstanding the above, in the event the Company grants Company RSUs or Company LTIP Awards, which have not been approved by the Company prior to the date of the Merger Agreement, to officers or employees following the date of the Merger Agreement, any such awards that remain outstanding immediately prior to the Effective Time will be subject to the same treatment upon the Effective Time as applies to the corresponding type of award outstanding immediately prior to the Effective Time that was granted prior to the date of the Merger Agreement, except that (a) payments with respect to such Company RSUs will be pro-rated based on the number of days elapsed during the period commencing on the grant date and ending on the date on which the Effective Time occurs, (b) payments with respect to the time-based vesting potions of such Company LTIP Awards will be pro-rated based on the number of days elapsed during the period commencing on the grant date and ending on the date on which the Effective Time occurs and (c) payments with respect to the performance-based vesting portions of such Company LTIP Awards will be calculated based on the actual level of performance through the date on which the Effective Time occurs and pro-rated based on the number of days elapsed during the period commencing on the first day of the applicable performance period and ending on the date on which the Effective Time occurs.

Consummation of the Merger is subject to customary conditions, including the approval by the Company’s stockholders. Certain further conditions include: (a) obtaining antitrust and other regulatory approvals in the United States and certain other jurisdictions (including, among others, China and Taiwan), (b) absence of any applicable restraining order or injunction prohibiting the Merger, (c) receipt of approval from the Committee on Foreign Investment in the United States (“CFIUS”), (d) obtaining foreign investment approval by the Investment Commission, Ministry of Economic Affairs, Taiwan, (e) the approval of Parent’s stockholders, if required by applicable law and (f) in the case of Parent’s obligations to complete the Merger, there not having been any “material adverse effect” (as customarily defined) on the Company.

The Merger Agreement contains customary representations, warranties and covenants, including, among others, covenants: (a) that each of the parties use its reasonable best efforts to cause the Merger to be consummated, (b) that require Parent and the Company to take actions that may be required in order to obtain required antitrust and CFIUS approvals and (c) that require the Company (i) subject to certain exceptions, to operate its business in the ordinary course of business consistent with past practice and preserve material business relations during the period between the execution of the Merger Agreement and the Effective Time, (ii) not to solicit, initiate, knowingly encourage or knowingly facilitate, whether publicly or otherwise, the making of any inquiry, discussion, offer or request relating to a competing proposal or, subject to certain exceptions, engage in any discussions or negotiations with respect thereto and (iii) to convene a meeting of the Company’s stockholders and to solicit proxies from its stockholders in favor of the adoption of the Merger Agreement.

Parent intends to fund the transaction with a combination of cash on hand and cash proceeds from committed debt financing in an amount up to $1,295 million in the aggregate, consisting of (a) a senior secured bridge loan facility in an aggregate principal amount of up to $1,100 million provided by Citigroup Global Markets Asia Limited, Citibank Taiwan Limited and Citibank, N.A., Taipei Branch and (b) a subordinated shareholder loan facility (the “Shareholder Loan”) in an aggregate principal amount of $195 million provided by Mr. Chen Tie-Min, Chairman and Chief Executive Officer, and a significant shareholder, of Parent. Parent has also obtained a standby letter of credit issued by Citibank, N.A., Hong Kong Branch, in the amount of $195 million which is available to Parent if Parent does not receive the cash proceeds of the Shareholder Loan prior to closing.

Subject to certain exceptions and limitations, either party may terminate the Merger Agreement if the Merger is not consummated by twelve (12) months after the date of the Merger Agreement (the “Termination Date”), subject to an automatic extension for a period of ninety (90) days after the Termination Date, for the purpose of obtaining certain antitrust clearances. The Merger Agreement also contains certain other termination rights and provides that, upon termination of the Merger Agreement under specified circumstances, including Parent’s decision to terminate if there is a change in the Company Board Recommendation or a termination of the Merger Agreement by the Company to enter into an agreement for a “superior proposal,” the Company will pay Parent a cash termination fee of $63,750,000. The Merger Agreement additionally provides that, upon termination of the Merger Agreement when there has been a failure to obtain CFIUS approval, Parent will pay the Company a cash termination fee of $65,400,000. If Parent fails to obtain approval by Parent’s stockholders, if such approval is required by applicable law, Parent will pay the Company a cash termination fee of $49,050,000. If Parent fails to consummate the closing upon the satisfaction of all conditions to closing as a result of the failure of the debt financing to be funded, the Company may, within 30 days of termination, elect to receive a cash termination fee of $63,750,000.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Voting Agreement

In connection with the consummation of the transactions contemplated by the Merger Agreement, certain stockholders of Parent have executed voting agreements (the “Voting Agreements”) in favor of the Company concurrently with the execution of the Merger Agreement, pursuant to which such stockholders have agreed, among other things, to vote all shares of common stock of Parent owned by them, collectively constituting approximately 10% of Parent’s outstanding shares, in favor of the approval and adoption of the Merger Agreement, if a meeting of Parent’s stockholders to approve the Merger Agreement is required to be held by applicable law.

The foregoing summary of the Voting Agreements does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Voting Agreements, the form of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Merger Agreement and the form of Voting Agreement have been included to provide stockholders with information regarding their terms. They are not intended to provide any other factual information about the Company, Parent, Acquisition Sub or their respective subsidiaries and affiliates. The representations, warranties and covenants contained in the Merger Agreement and the Voting Agreements were made only for purposes of the Merger Agreement and the Voting Agreements as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement and the Voting Agreements, may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement and the Voting Agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement or the Voting Agreements and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement and the Voting Agreements, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

At a meeting of the board of directors of the Company (the “Board”) held on November 11, 2019, the Board approved and adopted the Second Amended and Restated By-laws of the Company, dated November 11, 2019 (the “Amended By-laws”), which became effective immediately upon approval of the Board and which supersede and replace the existing by-laws of the Company. The Amended By-laws include a new Article IX containing a forum selection by-law.

The forum selection by-law provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, stockholder, employee or agent of the Company to the Company or the Company’s stockholders, (c) any action asserting a claim against the Company or any current or former director, officer, stockholder, employee or agent of the Company arising out of or relating to any provision of the General Corporation Law of the State of Delaware, the Company’s Second Restated Certificate of Incorporation or the By-laws, or (d) any action asserting a claim against the Company or any current or former director, officer, stockholder, employee or agent of the Company governed by the internal affairs doctrine of the State of Delaware.

The foregoing description of the Amended By-laws does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of the Amended By-laws, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01	Other Events.

On November 11, 2019, the Company and Parent issued a joint press release announcing the execution of the Merger Agreement. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Also on November 11, 2019, the Company issued an employee letter from William M. Lowe, Jr., Chief Executive Officer of the Company, and an employee FAQ, to all of the Company’s employees. Copies of the employee letter and employee FAQ are attached to this Current Report on Form 8-K as Exhibit 99.2 and 99.3, respectively, and are incorporated herein by reference.

Cautionary Statement on Forward-Looking Statements

Certain statements included herein contain forward-looking statements within the meaning of federal securities laws about the Company’s financial condition and results of operations that are based on management’s current expectations, estimates and projections about the markets, in which the Company operates, as well as management’s beliefs and assumptions. Words such as “expects,” “anticipates,” “believes,” “estimates” or other similar expressions and future or conditional verbs such as “will,” “should,” “would,” and “could” are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements.

This communication includes forward-looking statements relating to the proposed transaction between the Company and Parent, including financial estimates and statements as to the expected timing, completion and effects of the proposed transaction. These estimates and statements are subject to risks and uncertainties, and actual results might differ materially. Such estimates and statements include, but are not limited to, statements about the benefits of the proposed transaction, including future financial and operating results, the combined company’s plans, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the management of the Company and Parent and are subject to significant risks and uncertainties outside of our control. Actual results could differ materially based on factors including, but not limited to: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (ii) the risk that the Company’s stockholders may not approve the proposed transaction; (iii) the risk that Parent’s stockholders may not approve the proposed transaction (if approval by Parent’s stockholders is required by law); (iv) the risk that the necessary regulatory approvals may not be obtained or may be obtained subject to conditions that are not anticipated; (v) inability to complete the proposed transaction because, among other reasons, conditions to the closing of the proposed transaction may not be satisfied or waived; (vi) uncertainty as to the timing of completion of the proposed transaction; (vii) potential adverse effects or changes to relationships with customers, employees, suppliers or other parties resulting from the announcement or completion of the proposed transaction; (viii) potential litigation relating to the proposed transaction that could be instituted against the Company, Parent or their respective directors and officers, including the effects of any outcomes related thereto; or (ix) possible disruptions from the proposed transaction that could harm the Company’s or Parent’s business, including current plans and operations.

Discussions of additional risks and uncertainties are contained in the Company’s filings with the United States Securities and Exchange Commission (the “SEC”). Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company and Parent undertake no obligation to update publicly any of these forward-looking statements to reflect new information, future events or otherwise

Additional Information and Where to Find It

This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed transaction, the Company will file with the SEC a proxy statement (and related white proxy card) on Schedule 14A and may file or furnish other documents with the SEC regarding the proposed transaction. This Current Report on Form 8-K is not a substitute for the proxy statement or any other document which the Company may file with the SEC. INVESTORS IN AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR FURNISHED OR WILL BE FILED OR WILL BE FURNISHED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the proxy statement (when available) and other documents filed with or furnished to the SEC by the Company through the web site maintained by the SEC at www.sec.gov or by contacting the investor relations department of the Company.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction. Information regarding the Company’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in the Company’s 2019 annual proxy statement filed with the SEC on June 18, 2019, and in the related amendment filed on July 1, 2019. A more complete description will be available in the proxy statement on Schedule 14A to be filed regarding the proposed transaction. These documents can be obtained free of charge from the sources indicated above.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

2.1*	Agreement and Plan of Merger, dated as of November 11, 2019, by and among KEMET Corporation, Yageo Corporation and Sky Merger Sub Inc.
3.1	Second Amended and Restated By-laws, dated as of November 11, 2019.
10.1	Form of Voting Agreement.
99.1	Joint Press Release, dated as of November 11, 2019.
99.2	Employee Letter.
99.3	Employee FAQ.
104	Cover Page Interactive Data File (embedded with the Inline XBRL document).

*	Schedules to the Merger Agreement (identified therein) have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally a copy of any omitted schedule to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEMET Corporation

By:	/s/ Gregory C. Thompson
Name:	Gregory C. Thompson
Title:	Executive Vice President & Chief Financial Officer

Date: November 12, 2019